CONTACT:	Julie Lorigan
Vice President, Investor Relations
781-741-7775

Margery B. Myers
Vice President, Corporate Communications and Public Relations
781-741-4019

Cara O’Brien - Investor Relations Melissa Merrill - Media Relations
Financial Dynamics
(212) 850-5600

TALBOTS REPORTS THIRD QUARTER EARNINGS PER SHARE OF $0.50,
VERSUS LAST YEAR’S $0.60

Strong Regular-Price Selling in October Results in Earnings Per Share at the High End of Previously Announced Range

        Hingham, MA, November 17, 2004 – The Talbots, Inc. (NYSE: TLB) today announced results for the third quarter ended October 30, 2004. Net income was $27.6 million, compared to the $34.8 million in net income reported for the same period last year. Earnings per share decreased 17% to $0.50 per diluted share, compared to $0.60 per diluted share reported last year. As previously announced, these third quarter 2004 results include a $4.4 million or approximately $0.08 tax benefit from a positive resolution with the Joint Committee on Taxation of certain prior years’ income tax issues.

        Total Company sales for the quarter increased 3% to $421.2 million compared to $408.2 million last year. Retail store sales increased 5% to $361.5 million from $345.0 million in the same period in fiscal 2003. Included in retail store sales are comparable store sales, which were approximately even with last year. Catalog sales decreased 6% to $59.7 million from $63.2 million last year.

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Page 2.

        For the 39-week period, net income decreased 3% to $80.4 million, compared to the $82.7 million earned in the same 39-week period in fiscal 2003. Earnings per share decreased 1% to $1.42 per diluted share, compared to $1.43 per diluted share reported last year. These 2004 year to date results include a $7.8 million or approximately $0.14 tax benefit. Total Company sales increased 5% to $1,249.6 million versus $1,192.8 million last year. Retail store sales increased 6% to $1,069.8 million from $1,013.6 million last year. Included in retail store sales was an increase in comparable store sales of 0.6%. Catalog sales were approximately even at $179.8 million compared to $179.2 million last year.

        Arnold B. Zetcher, Chairman, President and Chief Executive Officer, commented, “We achieved third quarter earnings per share of $0.50, compared to the $0.60 reported in the same period last year and in line with the current First Call consensus estimate.”

        “In September, the true start to our fall selling season, we experienced weakness in our regular-price sales trends, which we believe was due in part to a number of factors, including multiple hurricanes and a later Labor Day. In October, however, we saw a dramatic improvement in our trends, with regular-price comparable store sales increasing in the mid-teen range compared to last year. This resulted in third quarter earnings per share at the high end of our previously announced range. In addition, we were pleased with the overall strong performance of our mid-season sale event, which began in late September and continued throughout the period.”

         Mr. Zetcher continued, “Regarding our store expansion program we opened 32 new stores during the quarter, bringing our total number of stores to 1,034 at the end of the period. These store openings included 12 Misses stores, 7 Petite stores, 9 Talbots Woman stores, 2 Talbots Mens stores, and 2 Talbots Kids stores. We remain on track to end the year with approximately 1,050 total stores.”

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Page 3.

        “Looking at the fourth quarter, we will be offering an expanded holiday gift-giving assortment. This will be supported by a comprehensive marketing plan, which includes national prime time television advertising, a variety of in-store events and special programs designed to reach both our core and less frequent customer.”

        “Although we are optimistic about our merchandise and the fourth quarter, given the volatility in the retail environment, we believe it is prudent to continue with our cautious posture in our outlook. Therefore, at this time, we remain comfortable with our previously announced range for fourth quarter earnings per share of $0.27 to $0.31, compared to the $0.38 reported last year,” concluded Mr. Zetcher.

        As previously announced, Talbots will host a conference call today, November 17, 2004 at 10:00 a.m. local time to discuss third quarter results. To listen to the live webcast please log on to http://www.talbots.com/about/investor.asp. The call will be archived on its web site www.talbots.com for a period of twelve months. In addition, an audio replay of the call will be available shortly after its conclusion and archived until November 19, 2004. This call may be accessed by dialing (800) 695-2533.

        Talbots is a leading national specialty retailer and cataloger of women’s, children’s and men’s classic apparel, shoes and accessories. The Company operates 1,040 stores – 518 Talbots Misses stores, including 20 Talbots Misses stores in Canada and five Talbots Misses stores in the United Kingdom; 282 Talbots Petites stores, including three Talbots Petites stores in Canada; 41 Talbots Accessories & Shoes stores; 70 Talbots Kids stores; 93 Talbots Woman stores, including two Talbots Woman stores in Canada; 11 Talbots Mens stores; one Talbots Collection Store; and 24 Talbots Outlet stores. Its catalog operation currently expects to circulate approximately 47 million catalogs worldwide in fiscal 2004. Talbots on-line shopping site is located at www.talbots.com.

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        The foregoing contains forward-looking information within the meaning of The Private Securities Litigation Reform Act of 1995. These statements may be identified by such forward-looking terminology as “expect,” “look,” “believe,” “anticipate,” “outlook,” “would,” “would lead to,” or similar statements or variations of such terms. All of the “outlook” information (including future revenues, future comparable sales, future earnings, future EPS, and other future financial performance or operating measures) constitutes forward-looking information.

        Our outlook and other forward-looking statements are based on a series of expectations, assumptions, estimates and projections about our Company which involve risks and uncertainty, including assumptions and projections concerning store traffic, levels of store sales including regular-price selling and markdown selling, and customer preferences. All of our outlook information and other forward-looking statements are as of the date of this release only. The Company can give no assurance that such outlook or expectations will prove to be correct and does not undertake to update or revise any “outlook” information or any other forward-looking statements to reflect actual results, changes in assumptions, estimates or projections, or other circumstances occurring after the date of this release, even if such results, changes or circumstances make it clear that any projected results will not be realized.

        Our forward-looking statements involve substantial known and unknown risks and uncertainties as to future events which may or may not occur, including effectiveness of the Company’s brand awareness and marketing programs, success of its important fourth quarter holiday selling season, any negative trends in its regular-price or markdown selling, effectiveness and profitability of new concepts including the Mens concept, effectiveness of its e-commerce site, acceptance of Talbots fashions including its fall and winter 2004 fashions, the Company’s ability to anticipate and successfully respond to changing customer tastes and preferences and to produce the appropriate balance of merchandise offerings, increased merchandise inventory levels expected for the 2004 second half, the Company’s ability to sell its merchandise at regular prices as well as its ability to successfully execute its major sale events including the timing and levels of markdowns and appropriate balance of available markdown inventory, retail economic conditions including consumer spending, consumer confidence and a continued uncertain economy, and the impact of a continued promotional retail environment. In each case, actual results may differ materially from such forward-looking information.

        Certain other factors that may cause actual results to differ from such forward-looking statements are included in the Company’s periodic reports filed with the Securities and Exchange Commission and available on the Talbots website under “Investor Relations,” and you are urged to carefully consider all such factors.

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(tables to follow)

# # #

THE TALBOTS, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF EARNINGS (Amounts in thousands except per share data) (Unaudited)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended

	October 30, 2004	November 1, 2003	October 30, 2004	November 1, 2003

Net Sales	$421,170	$408,148	$1,249,539	$1,192,764

Costs and Expenses:
Cost of sales, buying and occupancy	261,119	233,974	771,009	717,344
Selling, general and administrative	122,443	118,055	361,181	341,360

Operating Income	37,608	56,119	117,349	134,060

Interest:
Interest expense	728	525	1,705	1,907
Interest income	116	76	402	188

Interest Expense - net	612	449	1,303	1,719

Income Before Taxes	36,996	55,670	116,046	132,341

Income Taxes	9,390	20,876	35,683	49,628

Net Income	$ 27,606	$ 34,794	$ 80,363	$ 82,713

Net Income Per Share:
Basic	$ 0.51	$ 0.62	$ 1.45	$ 1.46

Diluted	$ 0.50	$ 0.60	$ 1.42	$ 1.43

Weighted Average Number of Shares of Common
Stock Outstanding (in thousands):
Basic	54,376	56,363	55,444	56,583

Diluted	55,364	57,966	56,780	57,947

Cash Dividends Declared Per Share	$ 0.11	$ 0.20	$ 0.32	$ 0.39

THE TALBOTS, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands)

	October 30, 2004 (unaudited)	January 31, 2004 (audited)	November 1, 2003 (unaudited)

Cash and cash equivalents	$ 7,065	$ 85,655	$ 26,593
Customer accounts receivable -net	207,250	182,686	198,236
Merchandise inventories	263,351	170,447	215,910
Other current assets	82,843	57,366	63,648

Total current assets	560,509	496,154	504,387

Property and equipment - net	338,864	337,417	329,869
Intangibles - net	111,397	111,397	111,397
Other assets	15,324	13,424	12,295

TOTAL ASSETS	$1,026,094	$958,392	$957,948

Notes payable to banks	$ 35,000	$ --	$ 9,000
Accounts payable	61,774	50,058	49,360
Income taxes payable	35,876	15,043	32,115
Accrued liabilities	108,695	101,041	103,257

Total current liabilities	241,345	166,142	193,732

Long-term debt	100,000	100,000	100,000
Deferred rent under lease commitments	25,652	23,897	23,239
Deferred income taxes	15,380	10,540	5,116
Other liabilities	46,752	41,687	36,658
Stockholders’ equity	596,965	616,126	599,203

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,026,094	$958,392	$957,948

THE TALBOTS, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands) (Unaudited)

	Thirty-Nine Weeks Ended

	October 30, 2004	November 1, 2003

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$80,363	$82,713
Depreciation and amortization	53,564	48,815
Deferred and other items	14,818	8,933
Changes in:
Customer accounts receivable	(24,487)	(16,931)
Merchandise inventory	(91,018)	(39,998)
Accounts payable	11,690	947
Income taxes payable	20,848	20,527
All other working capital	(13,786)	1,855

	51,992	106,861

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property and equipment	(55,379)	(65,466)
Proceeds from disposal of property and equipment	--	807

	(55,379)	(64,659)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under notes payable to banks	35,000	9,000
Proceeds from options exercised	7,252	3,670
Cash dividends	(17,905)	(16,474)
Purchase of treasury stock	(99,986)	(38,146)

	(75,639)	(41,950)

EFFECT OF EXCHANGE RATES ON CASH	436	775

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(78,590)	1,027

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	85,655	25,566

CASH AND CASH EQUIVALENTS, END OF PERIOD	$7,065	$26,593